Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
July 23, 2020

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2020 SECOND QUARTER FINANCIAL RESULTS
Board of Directors declared a quarterly Series A Preferred Stock dividend
SANTA CLARA, Calif. — July 23, 2020 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the second quarter ended June 30, 2020.
Consolidated net income available to common stockholders for the second quarter of 2020 was $228.9 million, or $4.42 per diluted common share, compared to $132.3 million, or $2.55 per diluted common share, for the first quarter of 2020 and $318.0 million, or $6.08 per diluted common share, for the second quarter of 2019. Consolidated net income available to common stockholders for the six months ended June 30, 2020 was $361.2 million, or $6.97 per diluted common share, compared to $606.7 million, or $11.51 per diluted common share, for the comparable 2019 period.
"Thanks to continued effective execution and the resilience of our markets, we delivered strong performance, with outstanding balance sheet growth, exceptional client liquidity, low credit losses, record investment banking revenues and healthy market-related gains,” said Greg Becker, President and CEO of SVB Financial Group. “We were able to make a smooth and successful transition to remote work in the first quarter, and we remained focused on helping our clients, employees and communities navigate a still uncertain situation. While the pace of economic recovery is uncertain and there may be challenges ahead, we believe our financial strength, capital flexibility and experience will enable us to continue to support our clients and navigate the current environment while pursuing our long-term growth plans.”
Highlights of our second quarter 2020 results (compared to first quarter 2020, unless otherwise noted) included:

•	Average loans of $36.5 billion, an increase of $2.9 billion (or 8.5 percent).

•	Period-end loans of $36.7 billion, an increase of $0.8 billion (or 2.1 percent).

•	Average fixed income investment securities of $25.8 billion, a decrease of $1.3 billion (or 4.9 percent).

•	Period-end fixed income investment securities of $31.3 billion, an increase of $5.1 billion (or 19.4 percent).

•	Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $11.8 billion (or 7.1 percent) to $177.2 billion.

•	Period-end total client funds increased $21.7 billion (or 12.8 percent) to $190.6 billion.

•	Issuance of $500 million of 3.125% Senior Notes due June 2030.

•	Net interest income (fully taxable equivalent basis) of $516.8 million, a decrease of $10.7 million (or 2.0 percent).

•	Provision for credit losses of $66.5 million, compared to $243.5 million.

•	Net loan charge-offs of $11.0 million, or 12 basis points of average total loans (annualized), compared to $29.1 million, or 35 basis points.

•
Net gains on investment securities of $34.9 million compared to $46.1 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $20.5 million, compared to $47.6 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Net gains on equity warrant assets of $26.5 million, compared to $13.4 million.

•
Noninterest income of $368.8 million, an increase of $66.9 million (or 22.2 percent). Non-GAAP core fee income decreased $35.9 million (or 21.3 percent) to $132.5 million. Non-GAAP core fee income plus investment banking revenue and commissions increased $59.6 million (or 25.8 percent) to $290.9 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Noninterest expense of $479.6 million, an increase of $80.1 million (or 20.0 percent).

•	Effective tax rate of 27.3 percent compared to 26.7 percent.

•
GAAP operating efficiency ratio of 54.39 percent, an increase of 602 basis points. Non-GAAP core operating efficiency ratio of 55.70 percent, an increase of 799 basis points. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

Coronavirus Disease 2019 ("COVID-19") Pandemic Update

During the second quarter of 2020, we continued to manage through the current COVID-19 pandemic, utilizing our business continuity plans to maintain client service while most of our employees and partners continue to work from home.  We continue to support and engage with clients virtually, including the hosting of remote events designed to facilitate our response to the business needs of our clients within the innovation ecosystem. We successfully executed client support initiatives to allow temporary payment deferrals and other relief, as well as participated in government relief programs, specifically the Paycheck Protection Program. We continue to provide employees extended benefits, as well as practical support for working at home. Additionally, we continue to commit financial support for local, regional and global activities focused on health security, food security and shelter, and small business owner relief during this unprecedented time.

Second Quarter 2020 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Six months ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Income statement:
Diluted earnings per common share	$4.42	$2.55	$5.06	$5.15	$6.08	$6.97	$11.51
Net income available to common stockholders	228.9	132.3	262.9	267.3	318.0	361.2	606.7
Net interest income	512.9	524.1	533.7	520.6	529.4	1,037.1	1,042.3
Provision for credit losses	66.5	243.5	17.4	36.5	23.9	310.0	52.5
Noninterest income	368.8	301.9	313.3	294.0	333.8	670.8	614.1
Noninterest expense	479.6	399.6	460.8	391.3	383.5	879.2	749.2
Non-GAAP core fee income (1)	132.5	168.5	168.1	162.2	157.3	301.0	311.6
Non-GAAP core fee income, plus investment banking revenue and commissions (1)	290.9	231.3	241.8	213.0	220.5	522.3	438.6
Non-GAAP noninterest income, net of noncontrolling interests (1)	354.5	303.8	301.3	279.4	315.0	658.3	592.1
Non-GAAP noninterest expense, net of noncontrolling interests (1)	479.5	399.4	460.6	391.2	383.4	879.0	748.6
Fully taxable equivalent:
Net interest income (1) (2)	$516.8	$527.5	$536.8	$523.6	$532.3	$1,044.3	$1,048.1
Net interest margin	2.80%	3.12%	3.26%	3.34%	3.68%	2.95%	3.74%
Balance sheet:
Average total assets	$78,433.5	$72,407.2	$69,139.0	$65,327.7	$60,700.5	$75,420.3	$59,123.2
Average loans, amortized cost	36,512.2	33,660.7	32,008.9	29,822.4	29,406.6	35,086.4	28,900.2
Average available-for-sale securities	12,784.3	13,565.9	12,640.5	10,600.4	8,205.3	13,175.1	7,541.4
Average held-to-maturity securities	13,039.4	13,576.1	14,023.0	14,534.5	14,922.6	13,307.7	15,072.4
Average noninterest-bearing demand deposits	46,088.4	41,336.0	39,627.7	39,146.2	38,117.9	43,712.2	38,170.0
Average interest-bearing deposits	21,829.4	20,472.2	20,549.8	18,088.8	14,844.3	21,150.8	13,177.2
Average total deposits	67,917.9	61,808.2	60,177.5	57,235.0	52,962.2	64,863.0	51,347.2
Average short-term borrowings	618.1	969.9	18.8	22.0	189.0	794.0	270.7
Average long-term debt	489.6	348.0	651.7	697.1	696.8	418.8	696.7
Period-end total assets	85,862.0	75,009.6	71,004.9	68,231.2	63,773.7	85,862.0	63,773.7
Period-end loans, amortized cost	36,727.2	35,968.1	33,164.6	31,064.0	29,209.6	36,727.2	29,209.6
Period-end available-for-sale securities	18,451.9	12,648.1	14,014.9	12,866.9	7,940.3	18,451.9	7,940.3
Period-end held-to-maturity securities	12,858.8	13,574.3	13,842.9	14,407.1	14,868.8	12,858.8	14,868.8
Period-end non-marketable and other equity securities	1,270.6	1,200.6	1,213.8	1,150.1	1,079.7	1,270.6	1,079.7
Period-end noninterest-bearing demand deposits	49,295.7	42,902.2	40,841.6	40,480.6	39,331.5	49,295.7	39,331.5
Period-end interest-bearing deposits	25,344.9	19,009.8	20,916.2	19,062.3	16,279.1	25,344.9	16,279.1
Period-end total deposits	74,640.6	61,912.0	61,757.8	59,542.9	55,610.5	74,640.6	55,610.5
Period-end short-term borrowings	50.9	3,138.2	17.4	18.9	24.3	50.9	24.3
Period-end long-term debt	843.2	348.1	348.0	697.2	697.0	843.2	697.0
Off-balance sheet:
Average client investment funds	$109,259.4	$103,590.8	$96,643.2	$92,824.9	$89,651.8	$106,374.5	$88,533.0
Period-end client investment funds	115,921.0	106,951.7	99,192.6	96,472.3	91,495.4	115,921.0	91,495.4
Total unfunded credit commitments	28,127.2	24,668.3	24,521.9	22,274.4	20,952.1	28,127.2	20,952.1
Earnings ratios:
Return on average assets (annualized) (3)	1.17%	0.73%	1.51%	1.62%	2.10%	0.96%	2.07%
Return on average SVBFG common stockholders’ equity (annualized) (4)	13.36	8.17	17.03	18.27	23.29	10.84	22.74
Asset quality ratios:
Allowance for credit losses for loans as a % of total loans (5)	1.61%	1.53%	0.91%	0.97%	1.03%	1.61%	1.03%
Allowance for credit losses for performing loans as a % of total performing loans (5)	1.46	1.43	0.78	0.81	0.85	1.46	0.85
Gross loan charge-offs as a % of average total loans (annualized) (5)	0.17	0.44	0.25	0.49	0.36	0.30	0.25
Net loan charge-offs as a % of average total loans (annualized) (5)	0.12	0.35	0.18	0.44	0.23	0.23	0.17

Other ratios:
Operating efficiency ratio (6)	54.39%	48.37%	54.40%	44.43%	44.43%	51.48%	45.23%
Non-GAAP core operating efficiency ratio (1)	55.70	47.71	53.78	48.05	45.49	51.59	45.11
Total cost of deposits (annualized) (7)	0.03	0.24	0.31	0.38	0.36	0.13	0.29
SVBFG CET 1 risk-based capital ratio	12.64	12.35	12.58	12.71	12.92	12.64	12.92
Bank CET 1 risk-based capital ratio	11.09	10.90	11.12	11.48	12.50	11.09	12.50
SVBFG total risk-based capital ratio	14.78	14.45	14.23	13.70	13.97	14.78	13.97
Bank total risk-based capital ratio	12.28	12.04	11.96	12.36	13.44	12.28	13.44
SVBFG tier 1 leverage ratio	8.68	9.00	9.06	8.64	8.82	8.68	8.82
Bank tier 1 leverage ratio	6.91	7.21	7.30	7.48	8.17	6.91	8.17
Period-end loans, amortized cost, to deposits ratio	49.21	58.10	53.70	52.17	52.53	49.21	52.53
Average loans, amortized cost, to average deposits ratio	53.76	54.46	53.19	52.11	55.52	54.09	56.28
Book value per common share (8)	$134.89	$130.02	$118.67	$114.26	$107.72	$134.89	$107.72
Other statistics:
Average full-time equivalent ("FTE") employees	3,855	3,672	3,522	3,413	3,287	3,764	3,257
Period-end full-time equivalent ("FTE") employees	3,984	3,710	3,564	3,460	3,314	3,984	3,314

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent. The taxable equivalent adjustments were $3.8 million for the quarter ended June 30, 2020, $3.4 million for the quarter ended March 31, 2020, $3.2 million for the quarter ended December 31, 2019, $3.0 million for the quarter ended September 30, 2019 and $2.9 million for the quarter ended June 30, 2019.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by average SVB Financial Group ("SVBFG") common stockholders’ equity.

(5)
For the three months ended June 30, 2020, and March 31, 2020, and the six months ended June 30, 2020, loan amounts are disclosed, and ratios are calculated using the amortized cost basis for total loans as a result of the adoption of CECL. Prior period loan amounts are disclosed, and ratios were calculated, using the gross basis in accordance with previous methodology.

(6)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(7)	Ratio represents annualized total cost of deposits and is calculated by dividing interest expense from deposits by average total deposits.

(8)	Book value per common share is calculated by dividing total SVBFG common stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $516.8 million for the second quarter of 2020, compared to $527.5 million for the first quarter of 2020. The $10.7 million decrease from the first quarter of 2020 to the second quarter of 2020 was attributable primarily to the following:

•
A decrease in interest income from loans of $17.5 million to $365.1 million for the second quarter of 2020 included $9.8 million increase in interest and fees on loans originated under the Paycheck Protection Program ("PPP"). Excluding PPP loans, the decrease of $27.3 million was due primarily to a $59.5 million decrease from lower gross loan yields, partially offset by a $12.0 million increase in loan interest reflective of $1.4 billion in average loan growth driven primarily by increased loan utilization and a $6.5 million increase in loan fee income primarily driven by an increase in prepayments.

◦
The decrease in interest income from loans was also partially offset by the $13.7 million full quarter impact of the reclassification of unrealized gains on interest rate swap cash flow hedge contracts that were terminated in the first quarter of 2020.

◦
Overall loan yields decreased 55 basis points to 4.02 percent, driven primarily by an 85 basis point decrease in our gross loan yields due to the full-quarter impact of the 150 basis point decrease in Federal Funds interest rates in March 2020. The decrease was partially offset by a 31 basis point increase reflective of gains on our interest rate swap cash flow hedge contracts as mentioned above as well as $9.0 billion in average active loan floors. The decrease in gross loan yields was further offset by a 7 basis point increase in loan fee yields due primarily to an increase in early payoffs in the second quarter of 2020 as compared to the first quarter of 2020. Additionally, we saw a 5 basis point decrease in loan yields from PPP loan interest and fees.

•
A decrease of $15.2 million in interest income from short-term investment securities reflective primarily of the prior period decreases in Federal Funds interest rates partially offset by a $4.6 billion increase in average interest-earning cash balances, and

•
A decrease of $10.8 million in interest income from our fixed income investment securities due primarily to a decrease in yields reflective of higher prepayments on mortgage backed securities resulting in accelerated premium amortization in the second quarter of 2020 compared to the previous quarter, as well as a $1.3 billion decrease in average fixed income securities. The overall decrease in interest income was partially offset by,

•
A $32.7 million decrease in interest expense driven primarily by a $31.7 million decrease of interest paid on our interest-bearing deposits due to market rate decreases and a $1.0 million decrease in interest expense on borrowings due to the reduction of rates on short term borrowings.

Net interest margin, on a fully taxable equivalent basis, was 2.80 percent for the second quarter of 2020, compared to 3.12 percent for the first quarter of 2020. The decrease in our net interest margin by 32 basis points was due primarily to a 32 basis point decrease attributable to the rate environment and a 16 basis point decrease from increased cash volume, partially offset by a 15 basis point contribution from our interest rate swap cash flow hedges as well as active loan floors and four basis points from increased loan fees.
For the second quarter of 2020, approximately 90 percent, or $32.9 billion, of our average loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 64 percent are tied to prime-lending rates and 36 percent are tied to LIBOR.
Investment Securities

Our investment securities portfolio is comprised of: (i) our available-for-sale ("AFS") and held-to-maturity ("HTM") securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio decreased $1.3 billion, or 4.9 percent, to $25.8 billion for the quarter ended June 30, 2020. Our total period-end fixed income investment securities portfolio increased $5.1 billion, or 19.4 percent, to $31.3 billion at June 30, 2020. The weighted-average duration of our fixed income investment securities portfolio was 3.4 years at June 30, 2020 and 3.2 years at March 31, 2020. Our period-end non-marketable and other equity securities portfolio increased $70.0 million to $1.3 billion ($1.1 billion net of noncontrolling interests) at June 30, 2020.

Available-for-Sale Securities

Average AFS securities were $12.8 billion for the second quarter of 2020 compared to $13.6 billion for the first quarter of 2020. Period-end AFS securities were $18.5 billion at June 30, 2020 compared to $12.6 billion at March 31, 2020. The decrease in average AFS security balances from the first quarter of 2020 to the second quarter of 2020 was driven by the net cash outflows from the portfolio during the quarter, partially offset by purchases of $6.5 billion of AFS securities during the end of the second quarter. The increase in the period-end AFS security balances was primarily driven by the purchase of $6.5 billion of securities during May and June of 2020 partially offset by $0.8 billion in paydowns and maturities. The weighted-average duration of our AFS securities portfolio was 3.6 years at June 30, 2020 and 3.3 years at March 31, 2020.

Held-to-Maturity Securities

Average HTM securities were $13.0 billion for the second quarter of 2020, compared to $13.6 billion for the first quarter of 2020. Period-end HTM securities were $12.9 billion at June 30, 2020 compared to $13.6 billion at March 31, 2020. The decreases in average and period-end HTM security balances from the first quarter of 2020 to the second quarter of 2020 were due primarily to $0.9 billion in portfolio paydowns and maturities, partially offset by purchases of $0.2 billion. The weighted-average duration of our HTM securities portfolio was 3.2 years at June 30, 2020 and 3.1 years at March 31, 2020.

Non-Marketable and Other Equity Securities

Our non-marketable and other equity securities portfolio increased $70.0 million to $1.3 billion ($1.1 billion net of noncontrolling interests) at June 30, 2020, compared to $1.2 billion ($1.1 billion net of noncontrolling interests) at March 31, 2020. The increase was driven by a $35.4 million further investment in SPD Silicon Valley Bank Co., Ltd (the Bank's joint venture bank in China) and $32.4 million of net new investments within our qualified housing projects portfolio. Reconciliations of our non-GAAP non-marketable and other equity securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans increased by $2.8 billion to $36.5 billion for the second quarter of 2020, compared to $33.7 billion for the first quarter of 2020. Period-end loans increased by $0.7 billion to $36.7 billion at June 30, 2020, compared to $36.0 billion at March 31, 2020. Average and period-end loan growth came primarily from our Investor Dependent and Cash Flow Dependent loan portfolios, partially offset by a decrease in our Private Equity/Venture Capital loan portfolio. The increases in our loan portfolios were driven primarily by funding of PPP loans.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million decreased to $18.8 billion or 51.2 percent of total loans at June 30, 2020, as compared to $20.2 billion or 56.1 percent of total loans at March 31, 2020. Further details are provided under the section “Loan Concentrations."
Paycheck Protection Program
In April 2020, we accepted applications under the Paycheck Protection Program ("PPP") administered by the Small Business Association (“SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") and originated loans to qualified small businesses. Under the terms of the program, loans funded through the PPP are eligible to be forgiven if certain requirements are met, including using the funds for certain costs relating to payroll, healthcare and qualifying mortgage interest, rent and utility payments. To the extent not forgiven, loans are subject to certain terms including, among others, the following: maximum two-year term for loans issued before June 5, 2020 (unless borrower and lender agree otherwise); a maximum five-year term for loans issued on or after June 5, 2020; an interest rate of 1.0%; deferral of loan payments until a loan forgiveness decision is rendered or until 10 months after the end of a borrower’s forgiveness covered period; and no requirement for any collateral or personal guarantees. PPP borrowers are not required to pay any fees to the government or the lender, and the loans may be repaid by the borrower at any time. The SBA, however, will pay lenders a processing fee based on the size of the PPP loan, ranging from 1% to 5% of the loan.
As of June 30, 2020, we have over 4,400 outstanding PPP loans in the amount of $1.8 billion, as approved by the SBA. This funded amount reflects repayments received as of such date.
Additionally, we announced in April 2020 that we intend to donate any processing fees we receive from the SBA, net of our costs incurred, to charitable relief efforts relating to COVID-19.
Loan Deferral Programs
In April 2020, we implemented three loan payment deferral programs to assist borrowers who were impacted by the COVID-19 pandemic. These programs included relief for venture-backed, private bank, and wine borrowers who met certain criteria. The three programs are outlined below:

•
Venture debt: The venture debt relief program was offered to eligible borrowers during the month of April 2020. The program defers principal payments for six-months or, if the loan is in an interest-only period, extends the interest-only period for six-months. Interest continues to be accrued and billed. The maturity dates on the loans are extended and principal payments resume based on original payment schedules. Clients with investor dependent commercial term loans that were fully funded as of March 31, 2020, and an aggregate commitment of less than or equal to $10 million were eligible for the program. As of June 30, 2020, loans modified under this program had outstanding balances of $2.1 billion. This amount reflects repayments received as of June 30, 2020.

•
Private Bank: The Private Bank relief program was offered to eligible borrowers beginning April 1, 2020, through June 30, 2020. The program defers principal and interest payments for the lesser of three months or the remaining loan period. The maturity date of the loans is not extended, and deferred interest is not capitalized into principal but added to final payment upon maturity. The principal balance continues to accrue interest during the deferral period. Clients who were current, less than 30 days past due, as of March 31, 2020, were eligible for the program. As of June 30, 2020, loans modified under this program had outstanding balances of $204.3 million. This amount reflects repayments received as of June 30, 2020.

•
Wine: The wine relief program was offered to eligible borrowers during the month of April 2020. Depending on the loan structure, principal and interest payments are deferred for three months or principal is deferred for six months. Interest continues to be accrued during the deferral period. Maturity dates are not extended, resulting in a larger final payment at maturity. All wine borrowers were eligible to participate in the program. As of June 30, 2020, loans modified under this program had outstanding balances of $594.9 million. This amount reflects repayments received as of June 30, 2020.

Credit Quality
The following table provides a summary of our allowance for credit losses for loans, unfunded credit commitments and for HTM securities:

	Three months ended			Six months ended
(Dollars in thousands, except ratios)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Allowance for credit losses for loans, beginning balance	$548,963	$304,924	$300,151	$304,924	$280,903
Day one impact of adopting CECL	—	25,464	—	25,464	—
Provision for loans	51,899	248,901	19,148	300,800	44,969
Gross loan charge-offs	(15,055)	(36,896)	(26,435)	(51,951)	(35,435)
Loan recoveries	4,073	7,755	9,820	11,828	11,245
Foreign currency translation adjustments	(52)	(1,185)	(796)	(1,237)	206
Allowance for credit losses for loans, ending balance	$589,828	$548,963	$301,888	$589,828	$301,888
Allowance for credit losses for unfunded credit commitments, beginning balance	84,690	67,656	57,970	67,656	55,183
Day one impact of adopting CECL	—	22,826	—	22,826	—
Provision for (reduction of) unfunded credit commitments	14,590	(5,477)	4,798	9,113	7,528
Foreign currency translation adjustments	14	(315)	(104)	(301)	(47)
Allowance for credit losses for unfunded credit commitments, ending balance (1)	$99,294	$84,690	$62,664	$99,294	$62,664
Allowance for credit losses for HTM securities, beginning balance	230	—	—	—	—
Day one impact of adopting CECL	—	174	—	174	—
(Reduction of) provision for HTM securities	(8)	56	—	48	—
Allowance for credit losses for HTM securities, ending balance (2)	$222	$230	$—	$222	$—
Ratios and other information:
Provision for loans as a percentage of period-end total loans (annualized) (3)	0.57%	2.78%	0.26%	1.65%	0.31%
Gross loan charge-offs as a percentage of average total loans (annualized) (3)	0.17	0.44	0.36	0.30	0.25
Net loan charge-offs as a percentage of average total loans (annualized) (3)	0.12	0.35	0.23	0.23	0.17
Allowance for credit losses for loans as a percentage of period-end total loans (3)	1.61	1.53	1.03	1.61	1.03
Provision for credit losses	$66,481	$243,480	$23,946	$309,961	$52,497
Period-end total loans (3)	36,727,222	35,968,085	29,370,403	36,727,222	29,370,403
Average total loans (3)	36,512,159	33,660,728	29,568,968	35,086,444	29,065,111
Allowance for credit losses for nonaccrual loans	54,383	34,876	53,067	54,383	53,067
Nonaccrual loans (3)	94,326	50,607	96,641	94,326	96,641

(1)	The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	The "allowance for credit losses for HTM securities" is included as a component of HTM securities and presented net in our consolidated financial statements.

(3)
For the three months ended June 30, 2020 and March 31, 2020, and the six months ended June 30, 2020, loan amounts are disclosed, and ratios are calculated, using the amortized cost basis as a result of the adoption of CECL. Prior period loan amounts are disclosed, and ratios are calculated, using the gross basis in accordance with previous methodology.

Our allowance for credit losses for loans increased $40.8 million to $589.8 million at June 30, 2020, compared to $549.0 million at March 31, 2020. The $40.8 million increase was due primarily to an increase of $26.2 million related to the expected credit losses for our performing loan reserves based on our forecast models of the current economic environment and a $19.5 million increase in reserves for nonaccrual loans, partially offset by a decrease of $4.9 million related to changes in loan composition within our portfolio segments. As a percentage of total loans, our allowance for credit losses for loans increased eight basis points to 1.61 percent at June 30, 2020, compared to 1.53 percent at March 31, 2020. The eight basis point increase, due primarily to the factors described above, was driven primarily by a five basis point increase for our nonaccrual individually assessed loans reserve as a percentage of total loans and a three basis point increase for our performing loans.

Our provision for credit losses was $66.5 million for the second quarter of 2020, consisting primarily of the following:

•
A provision for credit losses for loans of $51.9 million, driven primarily by $26.2 million in additional reserves for our performing loans based on our forecast models of the current economic environment, $24.2 million for net new nonaccrual loans and $10.5 million for charge-offs not specifically reserved for at March 31, 2020, partially offset by a $4.9 million decrease related to changes in loan composition within our portfolio segments and $4.1 million of recoveries, and

•
A provision for credit losses for unfunded credit commitments of $14.6 million, driven primarily by the forecast models of the current economic environment as well as changes in the unfunded credit commitments composition within our portfolio segments

Gross loan charge-offs were $15.1 million for the second quarter of 2020, of which $10.5 million was not specifically reserved for at March 31, 2020. Gross loan charge-offs were primarily driven by $5.6 million charge-offs for our investor dependent clients and $4.9 million charge-off from one balance sheet dependent client. The remaining charge-offs came primarily from our cash flow dependent risk-based segment.

Nonaccrual loans were $94.3 million at June 30, 2020, compared to $50.6 million at March 31, 2020. Our nonaccrual loan balance increased $43.7 million primarily driven by new nonaccrual loans of $66.1 million, partially offset by $17.8 million in repayments and $4.6 million in charge-offs. New nonaccrual loans were primarily driven by $21.8 million for one client in our Sponsor Led Buyout portfolio and $14.8 million for one client in our balance sheet dependent portfolio. Repayments were primarily driven by clients in our investor dependent and balance sheet dependent loan portfolios. Nonaccrual loans as a percentage of total loans increased to 0.26 percent for the second quarter of 2020 compared to 0.15 percent for the first quarter of 2020.

The allowance for credit losses for nonaccrual loans increased $19.5 million to $54.4 million in the second quarter of 2020. The increase was due primarily to $28.0 million in reserves for new nonaccrual loans as noted above, partially offset by $3.8 million in repayments and $4.7 million in charge-offs. New nonaccruals were primarily driven by reserves of $14.1 million for one Sponsor Led Buyout client.
Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $177.2 billion for the second quarter of 2020, compared to $165.4 billion for the first quarter of 2020, an increase of $11.8 billion, or 7.1 percent. Period-end total client funds were $190.6 billion at June 30, 2020, compared to $168.9 billion at March 31, 2020, an increase of $21.7 billion, or 12.8 percent.

Average off-balance sheet client investment funds were $109.3 billion for the second quarter of 2020, compared to $103.6 billion for the first quarter of 2020. Average on-balance sheet deposits were $67.9 billion for the second quarter of 2020 and $61.8 billion for the first quarter of 2020. Period-end off-balance sheet client investment funds were $115.9 billion at June 30, 2020, compared to $107.0 billion at March 31, 2020. Period-end on-balance sheet deposits were $74.6 billion at June 30, 2020, compared to $61.9 billion at March 31, 2020.

The increases in our average and period-end total client funds from the first quarter of 2020 to the second quarter of 2020 reflect growth in both on-balance sheet deposits and off-balance sheet client investments. The primary contributors of this growth came from our technology and life science/healthcare portfolios.
In addition, during the second quarter, we saw a shift in the mix of our period-end on-balance sheet deposits from interest-bearing to noninterest-bearing deposits driven by our clients moving towards the flexibility of demand deposit accounts as well as the significant decrease in market rates for interest-bearing products. Average noninterest-bearing demand deposits as a percentage of total average on-balance sheet deposits increased to 68 percent for the second quarter of 2020, compared to 67 percent in the first quarter of 2020, with a corresponding decrease in average interest-bearing deposits from 33 percent to 32 percent over the same time period.
Short-term Borrowings and Long-term Debt
Overnight short-term borrowings decreased $3.0 billion, to $50.9 million at June 30, 2020, compared to $3.1 billion at March 31, 2020, reflective of the repayment of outstanding borrowings during the second quarter of 2020.
Long-term debt increased $0.5 billion, to $0.8 billion at June 30, 2020, compared to $0.3 billion at March 31, 2020. On June 5, 2020, we issued $500 million of 3.125% Senior Notes due in June 2030. We received net proceeds from this offering of approximately $495.4 million after deducting underwriting discounts and commissions and issuance costs. The balance of our 3.125% Senior Notes at June 30, 2020 was $495.0 million, which reflects a $0.4 million discount.
Noninterest Income

Noninterest income was $368.8 million for the second quarter of 2020, compared to $301.9 million for the first quarter of 2020. Non-GAAP noninterest income, net of noncontrolling interests, was $354.5 million for the second quarter of 2020, compared to $303.8 million for the first quarter of 2020. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")

The increase of $66.9 million ($50.7 million net of noncontrolling interests) in noninterest income from the first quarter of 2020 to the second quarter of 2020 was attributable primarily to an increase in investment banking revenue and increased gains on equity warrant assets. These increases were partially offset by lower gains on investment securities and core fee income. Items impacting noninterest income for the second quarter of 2020 were as follows:

Net gains on investment securities
Net gains on investment securities were $34.9 million for the second quarter of 2020, compared to $46.1 million for the first quarter of 2020. Net of noncontrolling interests, non-GAAP net gains on investment securities were $20.5 million for the second quarter of 2020, compared to net gains of $47.6 million for the first quarter of 2020. Non-GAAP net gains, net of noncontrolling interests, of $20.5 million for the second quarter of 2020 were driven by the following:

•	Gains of $8.5 million from our public equity securities investments, primarily driven by unrealized gains due to increases in the value of public equity securities held,

•	Gains of $7.2 million from our managed direct venture funds driven primarily by unrealized gains of $6.0 million from one portfolio company,

•	Gains of $6.5 million from our managed funds of funds portfolio related primarily to unrealized valuation gains, partially offset by

•	Losses of $4.9 million from our strategic and other investments, comprised primarily of net unrealized valuation decreases in private companies held in our strategic venture capital funds.
Total non-GAAP net gains on investments securities of $20.5 million includes a recovery of the first quarter 2020 downward market valuation adjustment of $17.1 million from our SVB Capital managed funds and strategic direct investments (comprised of our managed funds of funds, managed direct venture funds, debt funds and strategic and other investments components below).

The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended June 30, 2020 and March 31, 2020, respectively:

	Three months ended June 30, 2020
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Sales of AFS Debt Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$13,347	$14,743	$8,533	$—	$94	$(4,919)	$3,070	$34,868
Less: income (loss) attributable to noncontrolling interests, including carried interest allocation	6,818	7,576	—	—	—	—	(66)	14,328
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$6,529	$7,167	$8,533	$—	$94	$(4,919)	$3,136	$20,540

	Three months ended March 31, 2020
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Sales of AFS Debt Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP (losses) gains on investment securities, net	$(2,464)	$(2,272)	$(4,206)	$61,165	$(362)	$(4,017)	$(1,789)	$46,055
Less: (loss) income attributable to noncontrolling interests, including carried interest allocation	(306)	(1,327)	—	—	—	—	98	(1,535)
Non-GAAP (losses) gains on investment securities, net of noncontrolling interests	$(2,158)	$(945)	$(4,206)	$61,165	$(362)	$(4,017)	$(1,887)	$47,590

Net gains on equity warrant assets

Net gains on equity warrant assets were $26.5 million for the second quarter of 2020, compared to $13.4 million for the first quarter of 2020. Net gains on equity warrant assets for the second quarter of 2020 were attributable to net valuation increases of $17.5 million from our private company portfolio, which includes the recovery of the $8.2 million downward market valuation adjustment recognized in the first quarter of 2020, reflective of the overall recovery of the market during the second quarter of 2020. Net gains on equity warrant assets also include exercises of $9.4 million driven by IPO and M&A activity.

At June 30, 2020, we held warrants in 2,419 companies with a total fair value of $171.1 million. Warrants in 20 companies each had fair values greater than $1.0 million and collectively represented $50.7 million, or 29.6 percent, of the fair value of the total warrant portfolio at June 30, 2020.
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Equity warrant assets:
Gains on exercises, net	$9,435	$19,193	$40,226	$32,730	$49,180
Terminations	(439)	(326)	(1,045)	(872)	(1,884)
Changes in fair value, net	17,510	(5,472)	9,166	8,043	22,356
Total net gains on equity warrant assets	$26,506	$13,395	$48,347	$39,901	$69,652
The gains (or losses) from investment securities from our non-marketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including, among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity and legal and contractual restrictions on our ability to sell the underlying securities. The performance of these securities has been, and may further be, impacted by the effects of the COVID-19 pandemic.
Non-GAAP core fee income plus investment banking revenue and commissions
Non-GAAP core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees) decreased $35.9 million to $132.5 million for the second quarter of 2020, compared to $168.5 million for the first quarter of 2020. Non-GAAP core fee income plus investment banking revenue and commissions increased $59.6 million to $290.9 million for the second quarter of 2020, compared to $231.3 million for the first quarter of 2020.
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Non-GAAP core fee income:
Client investment fees	$31,885	$43,393	$45,744	$75,278	$90,226
Foreign exchange fees	36,256	47,505	38,506	83,761	76,554
Credit card fees	21,288	28,304	28,790	49,592	56,273
Deposit service charges	20,511	24,589	22,075	45,100	43,014
Lending related fees	11,164	13,125	11,213	24,289	25,150
Letters of credit and standby letters of credit fees	11,421	11,542	11,009	22,963	20,363
Total Non-GAAP core fee income	$132,525	$168,458	$157,337	$300,983	$311,580
Investment banking revenue	141,503	46,867	48,694	188,370	98,489
Commissions	16,918	16,022	14,429	32,940	28,537
Total Non-GAAP core fee income plus investment banking revenue and commissions	$290,946	$231,347	$220,460	$522,293	$438,606

Non-GAAP core fee income decreased from the first quarter of 2020 to the second quarter of 2020 reflective of a decrease in client investment fees, foreign exchange fees, and credit card fees. Client investment fees decreased due to lower yields reflective of the full-quarter impact of the decreases in Federal Funds interest rates in March 2020. Foreign exchange fees decreased $11.2 million driven by decreased trade volumes due to the impact of a slower macro-economic environment resulting from the COVID-19 pandemic. Credit card fees decreased $7.0 million primarily reflecting lower transactions starting in March of 2020 also reflective of interrupted normal business activity from the COVID-19 pandemic. Foreign exchange and credit card fees have been, and may further be, impacted by the effects of the COVID-19 pandemic.
Non-GAAP core fee income plus investment banking revenue and commissions increased from the first quarter of 2020 to the second quarter of 2020 due to a significant increase in investment banking revenue attributable to higher levels of funding activity in the life science/healthcare IPO market. Investment banking revenue was $141.5 million, driven by $131.1 million from public equity underwriting fees and $8.9 million from M&A transactions for the second quarter of 2020. The revenue generated by investment banking has been, and may further be, impacted by the effects of the COVID-19 pandemic.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP core fee income are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense

Noninterest expense was $479.6 million for the second quarter of 2020, compared to $399.6 million for the first quarter of 2020. The increase of $80.0 million in noninterest expense consisted primarily of an increase in our compensation and benefits expense and professional services expense, partially offset by a decrease in our business development and travel expense in the second quarter of 2020 compared to the first quarter of 2020.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Six months ended
(Dollars in thousands, except employees)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Compensation and benefits:
Salaries and wages	$124,525	$115,614	$105,799	$240,139	$206,999
Incentive compensation plans	120,529	66,674	71,492	187,203	140,881
Other employee incentives and benefits (1)	74,743	73,298	65,881	148,041	133,353
Total compensation and benefits	$319,797	$255,586	$243,172	$575,383	$481,233
Period-end full-time equivalent employees	3,984	3,710	3,314	3,984	3,314
Average full-time equivalent employees	3,855	3,672	3,287	3,764	3,257

(1)
Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), ESOP, warrant incentive and retention plans, agency fees and other employee-related expenses.

The $64.2 million increase in total compensation and benefits expense consists primarily of the following:

•
An increase of $53.9 million in incentive compensation plans expense attributable primarily to an increase of $49.8 million in SVB Leerink incentive compensation expense as a result of a strong second quarter performance as compared to the first quarter, and

•
An increase of $8.9 million in salaries and wages expense reflective primarily of the full-quarter impact from merit increases effective towards the end of the first quarter of 2020 and an increase in the number of average full-time equivalent employees ("FTE") by 183 to 3,855 FTEs for the second quarter of 2020.

Professional services expense increased $25.1 million, primarily due to increased consulting fees during the second quarter of 2020 reflective of professional services engaged to support loan processing for the Paycheck Protection Program as well as increased consulting fees related to ongoing global digital banking and infrastructure initiatives.
Business development and travel expense decreased $11.1 million primarily due to the full-quarter impact of travel restrictions put in place in response to the COVID-19 pandemic towards the end of the first quarter of 2020.
Income Tax Expense
Our effective tax rate was 27.3 percent for the second quarter of 2020, compared to 26.7 percent for the first quarter of 2020. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.
Noncontrolling Interests

Included in net loss (income) is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Loss (Income) Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net loss (income) attributable to noncontrolling interests:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net interest income (1)	$(5)	$(21)	$(16)	$(26)	$(27)
Noninterest (income) loss (1)	(5,904)	2,491	(12,406)	(3,413)	(14,676)
Noninterest expense (1)	130	140	168	270	547
Carried interest allocation (2)	(8,481)	(637)	(6,330)	(9,118)	(7,308)
Net loss (income) attributable to noncontrolling interests	$(14,260)	$1,973	$(18,584)	$(12,287)	$(21,464)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests was $14.3 million for the second quarter of 2020, compared to net loss of $2.0 million for the first quarter of 2020. Net income attributable to noncontrolling interests of $14.3 million for the second quarter of 2020 was primarily driven by net gains on investment securities (including carried interest allocation) from our managed funds of funds and our managed direct venture funds portfolios reflective of the overall market performance during the second quarter of 2020 compared to the first quarter of 2020.
SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $0.3 billion to $7.3 billion at June 30, 2020, compared to $7.0 billion at March 31, 2020, due primarily to net income available to common stockholders of $228.9 million and an increase in other comprehensive income driven primarily by a $48.0 million ($33.8 million net of tax) increase in the fair value of our AFS securities portfolio reflective of decreases in market rates.
Preferred Stock
On May 15, 2020, SVB Financial Group paid a quarterly cash dividend of $13.125 per share on the Company’s 5.250% fixed-rate non-cumulative perpetual Series A Preferred Stock, liquidation amount $1,000 per share, which are represented by depositary shares (NASDAQ: SIVBP), each representing a 1/40th interest in a share of preferred stock, with a total dividend paid of $4.6 million.
On July 23, 2020, the Company's Board of Directors declared a quarterly cash dividend of $13.125 per share (representing $0.328125 per depositary share) on the Series A Preferred Stock. The dividend is payable on August 17, 2020 to holders of record at the close of business on August 3, 2020.
Stock Repurchase Program
During the three months ended June 30, 2020 we did not repurchase any shares in connection with our stock repurchase program, compared to 244,223 shares of our common stock totaling $60.0 million repurchased for the three months ended March 31, 2020. At June 30, 2020, $290.0 million remains available to repurchase under the stock repurchase program. We have temporarily paused repurchases under our program, which expires on October 29, 2020.
Capital Ratios
June 30, 2020 Preliminary Results
Our total risk-based capital ratios and tier 1 capital ratios for both SVB Financial and Silicon Valley Bank as of June 30, 2020, increased compared to March 31, 2020. The increase in capital ratios is primarily a result of an increase in capital due to net income, partially offset by an increase in risk-weighted assets. The increase in risk-weighted assets was driven by increases in our unfunded commitments and fixed income investments and an increase in cash and other assets, partially offset by a decrease in the risk-weighting applied to PPP loans originated under the CARES Act.
Our tier 1 leverage ratios for both SVB Financial and Silicon Valley Bank as of June 30, 2020, decreased compared to March 31, 2020 reflective primarily of an increase in average assets, partially offset by an increase in tier 1 capital. The increase in average assets was driven primarily by increases in our cash balances as well as loan growth, while the increase in tier 1 capital was driven by net income.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for details.

Financial Outlook
Our outlook for the second half of the year ending December 31, 2020 (the third and fourth quarters of 2020) is provided below on a GAAP basis, unless otherwise noted, and does not include assumptions about any further Federal Funds or LIBOR rate changes during that period. The outlook and the underlying assumptions presented are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, including risks and uncertainties related to the COVID-19 pandemic, which are discussed below under the section “Forward-Looking Statements.” Actual results may differ. (For additional information about our financial outlook, please refer to Q2 2020 Earnings Highlights Slides. See "Additional Information" below.)

Current Outlook for Second Half of the Year Ended December 31, 2020 (as of July 23, 2020)
Average loan balances	Flat or slightly lower than second quarter 2020 average balances
Average deposit balances	Between $71 billion to $74 billion
Net interest income (1)	Between $1,050 million to $1,090 million
Net interest margin (1)	Between 2.70% and 2.80%
Core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit fees) (2)	Between $255 million to $275 million
Noninterest expense (3) (4)	Between $900 million to $930 million
Effective tax rate (5)	Between 27% and 29%

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, the COVID-19 pandemic and its effects on the economic and business environments in which we operate, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for the second half of the year ending December 31, 2020 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure. (Core fee does not include investment banking revenues and commissions.)

(3)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for the second half of the year ending December 31, 2020 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

(5)
Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, SVB Financial Group's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Financial Outlook,” we make forward-looking statements discussing management’s expectations for 2020 about, among other things, economic conditions; the potential effects of the COVID-19 pandemic; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including loan growth, loan mix and loan yields; deposit growth; expense levels; our expected effective tax rate; accounting impact; and financial results (and the components of such results).

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•
market and economic conditions (including the general condition of the capital and equity markets, and IPO, M&A and financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);

•	the COVID-19 pandemic and its effects on the economic and business environments in which we operate;

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;

•	changes in applicable accounting standards and tax laws; and

•	regulatory or legal changes or their impact on us.
The operating and economic environment during the second quarter continued to be impacted by the COVID-19 pandemic, which has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K and our Quarterly Report filed on Form 10-Q for the first quarter of 2020. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call
On Thursday, July 23, 2020, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended June 30, 2020. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405 and entering the confirmation number "49776954". A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on July 23, 2020.

Additional Information
For additional information about our business, financial results for the second quarter 2020 and financial outlook, please refer to our Q2 2020 Financial Highlights Slides and Q2 2020 CEO Letter, which are available on the Investor Relations section of our website at www.svb.com. These materials should be read together with this release, and includes important supplemental information including key considerations that may impact our financial outlook for the second half of 2020.

About SVB Financial Group

For more than 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at www.svb.com.

SVB Financial Group is the holding company for all business units and groups © 2020 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB LEERINK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except share data)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest income:
Loans	$365,110	$382,569	$414,077	$747,679	$808,221
Investment securities:
Taxable	141,547	154,385	134,395	295,932	261,112
Non-taxable	14,464	12,824	10,931	27,288	21,868
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	2,402	17,624	26,364	20,026	45,580
Total interest income	523,523	567,402	585,767	1,090,925	1,136,781
Interest expense:
Deposits	5,694	37,398	47,150	43,092	75,057
Borrowings	4,902	5,867	9,214	10,769	19,435
Total interest expense	10,596	43,265	56,364	53,861	94,492
Net interest income	512,927	524,137	529,403	1,037,064	1,042,289
Provision for credit losses	66,481	243,480	23,946	309,961	52,497
Net interest income after provision for credit losses	446,446	280,657	505,457	727,103	989,792
Noninterest income:
Gains on investment securities, net	34,868	46,055	47,698	80,923	76,726
Gains on equity warrant assets, net	26,506	13,395	48,347	39,901	69,652
Client investment fees	31,885	43,393	45,744	75,278	90,226
Foreign exchange fees	36,256	47,505	38,506	83,761	76,554
Credit card fees	21,288	28,304	28,790	49,592	56,273
Deposit service charges	20,511	24,589	22,075	45,100	43,014
Lending related fees	11,164	13,125	11,213	24,289	25,150
Letters of credit and standby letters of credit fees	11,421	11,542	11,009	22,963	20,363
Investment banking revenue	141,503	46,867	48,694	188,370	98,489
Commissions	16,918	16,022	14,429	32,940	28,537
Other	16,528	11,137	17,245	27,665	29,142
Total noninterest income	368,848	301,934	333,750	670,782	614,126
Noninterest expense:
Compensation and benefits	319,797	255,586	243,172	575,383	481,233
Professional services	63,828	38,705	40,830	102,533	77,816
Premises and equipment	27,708	26,940	23,911	54,648	45,611
Net occupancy	18,845	18,346	16,687	37,191	32,735
Business development and travel	2,992	14,071	17,022	17,063	32,376
FDIC and state assessments	6,819	5,234	4,483	12,053	8,462
Other	39,647	40,703	37,417	80,350	70,953
Total noninterest expense	479,636	399,585	383,522	879,221	749,186
Income before income tax expense	335,658	183,006	455,685	518,664	854,732
Income tax expense	87,869	49,357	119,114	137,226	226,549
Net income before noncontrolling interests and dividends	247,789	133,649	336,571	381,438	628,183
Net loss (income) attributable to noncontrolling interests	(14,260)	1,973	(18,584)	(12,287)	(21,464)
Preferred stock dividends	(4,594)	(3,369)	—	(7,963)	—
Net income available to common stockholders	$228,935	$132,253	$317,987	$361,188	$606,719
Earnings per common share—basic	$4.44	$2.56	$6.12	$7.00	$11.61
Earnings per common share—diluted	4.42	2.55	6.08	6.97	11.51
Weighted average common shares outstanding—basic	51,581,237	51,565,499	51,954,761	51,572,846	52,269,108
Weighted average common shares outstanding—diluted	51,794,833	51,944,091	52,336,178	51,847,538	52,714,537

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	June 30, 2020	March 31, 2020	June 30, 2019
Assets:
Cash and cash equivalents	$14,332,966	$9,561,448	$9,020,925
Available-for-sale securities, at fair value (cost $17,800,589, $12,044,717 and $7,842,667, respectively)	18,451,913	12,648,064	7,940,322
Held-to-maturity securities, at amortized cost and net of allowance for credit losses of $222, $230 and $0 (fair value of $13,541,461, $14,131,154, and $15,064,962), respectively (1)	12,858,823	13,574,289	14,868,761
Non-marketable and other equity securities	1,270,578	1,200,595	1,079,749
Investment securities	32,581,314	27,422,948	23,888,832
Loans, amortized cost	36,727,222	35,968,085	29,209,573
Allowance for credit losses: loans	(589,828)	(548,963)	(301,888)
Net loans	36,137,394	35,419,122	28,907,685
Premises and equipment, net of accumulated depreciation and amortization	169,313	154,780	141,888
Goodwill	137,823	137,823	137,823
Other intangible assets, net	46,726	48,072	55,158
Lease right-of-use assets	211,499	206,392	156,347
Accrued interest receivable and other assets	2,244,972	2,059,055	1,465,081
Total assets	$85,862,007	$75,009,640	$63,773,739
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$49,295,722	$42,902,200	$39,331,489
Interest-bearing deposits	25,344,884	19,009,757	16,279,051
Total deposits	74,640,606	61,911,957	55,610,540
Short-term borrowings	50,924	3,138,162	24,252
Lease liabilities	235,537	227,271	195,326
Other liabilities	2,623,407	2,200,953	1,540,476
Long-term debt	843,220	348,076	696,970
Total liabilities	78,393,694	67,826,419	58,067,564
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; 350,000 shares, 350,000 shares and no shares issued and outstanding, respectively	340,138	340,138	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 51,740,714 shares, 51,490,342 shares, and 51,561,719 shares issued and outstanding, respectively	52	52	52
Additional paid-in capital	1,522,728	1,489,240	1,421,565
Retained earnings	4,841,720	4,612,785	4,051,194
Accumulated other comprehensive income (loss)	614,735	592,534	81,232
Total SVBFG stockholders’ equity	7,319,373	7,034,749	5,554,043
Noncontrolling interests	148,940	148,472	152,132
Total equity	7,468,313	7,183,221	5,706,175
Total liabilities and total equity	$85,862,007	$75,009,640	$63,773,739

(1)
Prior to our adoption of Accounting Standard Update (ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments) on January 1, 2020, the allowance for credit losses (ACL) related to held-to-maturity (HTM) securities was not applicable and is therefore presented as $0 at June 30, 2019.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	June 30, 2020			March 31, 2020			June 30, 2019
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$11,920,071	$2,402	0.08%	$7,308,705	$17,624	0.97%	$5,405,899	$26,364	1.96%
Investment securities: (2)
Available-for-sale securities:
Taxable	12,784,271	69,251	2.18	13,565,908	77,024	2.28	8,205,333	45,347	2.22
Held-to-maturity securities:
Taxable	10,886,944	72,296	2.67	11,675,421	77,361	2.66	13,350,533	89,048	2.68
Non-taxable (3)	2,152,486	18,308	3.42	1,900,640	16,233	3.44	1,572,056	13,836	3.53
Total loans, amortized cost (4) (5)	36,512,159	365,110	4.02	33,660,728	382,569	4.57	29,406,620	414,077	5.65
Total interest-earning assets	74,255,931	527,367	2.85	68,111,402	570,811	3.37	57,940,441	588,672	4.07
Cash and due from banks	895,598			797,462			542,345
Allowance for credit losses: loans	(560,650)			(327,812)			(311,709)
Other assets (6)	3,842,604			3,826,116			2,529,409
Total assets	$78,433,483			$72,407,168			$60,700,486
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$2,175,316	$1,650	0.31%	$546,428	$108	0.08%	$459,972	$100	0.09%
Money market deposits	17,530,821	3,571	0.08	17,613,578	33,013	0.75	12,669,422	41,249	1.31
Money market deposits in foreign offices	290,992	26	0.04	266,045	24	0.04	162,586	16	0.04
Time deposits	186,894	347	0.75	163,343	429	1.06	75,721	171	0.91
Sweep deposits in foreign offices	1,645,410	100	0.02	1,882,853	3,824	0.82	1,476,614	5,614	1.52
Total interest-bearing deposits	21,829,433	5,694	0.10	20,472,247	37,398	0.73	14,844,315	47,150	1.27
Short-term borrowings	618,099	591	0.38	969,896	2,716	1.13	188,998	1,195	2.54
3.125% Senior Notes	141,509	1,159	3.29	—	—	—	—	—	—
3.50% Senior Notes	348,107	3,152	3.64	348,018	3,151	3.64	347,755	3,149	3.63
5.375% Senior Notes	—	—	—	—	—	—	349,048	4,870	5.60
Total interest-bearing liabilities	22,937,148	10,596	0.19	21,790,161	43,265	0.80	15,730,116	56,364	1.44
Portion of noninterest-bearing funding sources	51,318,783			46,321,241			42,210,325
Total funding sources	74,255,931	10,596	0.05	68,111,402	43,265	0.25	57,940,441	56,364	0.39
Noninterest-bearing funding sources:
Demand deposits	46,088,429			41,335,984			38,117,893
Other liabilities	2,024,098			2,277,031			1,232,464
Preferred stock	340,138			340,169			—
SVBFG common stockholders’ equity	6,893,986			6,512,946			5,477,148
Noncontrolling interests	149,684			150,877			142,865
Portion used to fund interest-earning assets	(51,318,783)			(46,321,241)			(42,210,325)
Total liabilities and total equity	$78,433,483			$72,407,168			$60,700,486
Net interest income and margin		$516,771	2.80%		$527,546	3.12%		$532,308	3.68%
Total deposits	$67,917,862			$61,808,231			$52,962,208
Average SVBFG common stockholders’ equity as a percentage of average assets			8.79%			8.99%			9.02%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,844)			(3,409)			(2,905)
Net interest income, as reported		$512,927			$524,137			$529,403

(1)
Includes average interest-earning deposits in other financial institutions of $0.9 billion, $0.9 billion and $0.9 billion; and $10.0 billion, $5.5 billion and $3.7 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $49.6 million, $36.7 million and $44.1 million for the quarters ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively.

(6)
Average investment securities of $1.9 billion, $1.6 billion and $1.0 billion for the quarters ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Six months ended
	June 30, 2020			June 30, 2019
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$9,614,388	$20,026	0.42%	$4,935,751	$45,580	1.86%
Investment securities: (2)
Available-for-sale securities:
Taxable	13,175,090	146,274	2.23	7,541,439	80,769	2.16
Held-to-maturity securities:
Taxable	11,281,183	149,658	2.67	13,500,091	180,343	2.69
Non-taxable (3)	2,026,563	34,541	3.43	1,572,350	27,680	3.55
Total loans, amortized cost (4) (5)	35,086,444	747,679	4.29	28,900,160	808,221	5.64
Total interest-earning assets	71,183,668	1,098,178	3.10	56,449,791	1,142,593	4.08
Cash and due from banks	846,538			534,769
Allowance for credit losses for loans	(444,231)			(300,381)
Other assets (6)	3,834,351			2,439,055
Total assets	$75,420,326			$59,123,234
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$1,360,871	$1,758	0.26%	$502,369	$216	0.09%
Money market deposits	17,572,200	36,584	0.42	10,881,455	63,080	1.17
Money market deposits in foreign offices	278,518	50	0.04	155,503	31	0.04
Time deposits	175,119	776	0.89	63,275	200	0.64
Sweep deposits in foreign offices	1,764,132	3,924	0.45	1,574,577	11,530	1.48
Total interest-bearing deposits	21,150,840	43,092	0.41	13,177,179	75,057	1.15
Short-term borrowings	793,998	3,306	0.84	270,740	3,399	2.53
3.125% Senior Notes	70,755	1,159	3.29	—	—	—
3.50% Senior Notes	348,063	6,304	3.64	347,712	6,298	3.65
5.375% Senior Notes	—	—	—	348,966	9,738	5.63
Total interest-bearing liabilities	22,363,656	53,861	0.48	14,144,597	94,492	1.35
Portion of noninterest-bearing funding sources	48,820,012			42,305,194
Total funding sources	71,183,668	53,861	0.15	56,449,791	94,492	0.34
Noninterest-bearing funding sources:
Demand deposits	43,712,207			38,170,001
Other liabilities	2,150,563			1,280,981
Preferred stock	340,154			—
SVBFG common stockholders’ equity	6,703,466			5,381,022
Noncontrolling interests	150,280			146,633
Portion used to fund interest-earning assets	(48,820,012)			(42,305,194)
Total liabilities and total equity	$75,420,326			$59,123,234
Net interest income and margin		$1,044,317	2.95%		$1,048,101	3.74%
Total deposits	$64,863,047			$51,347,180
Average SVBFG stockholders’ equity as a percentage of average assets			8.89%			9.10%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(7,253)			(5,812)
Net interest income, as reported		$1,037,064			$1,042,289

(1)
Includes average interest-earning deposits in other financial institutions of $0.9 billion and $0.8 billion for the six months ended June 30, 2020 and 2019. The balance also includes $7.8 billion and $3.3 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the six months ended June 30, 2020 and 2019, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $86.2 million and $80.8 million for the six months ended June 30, 2020 and 2019, respectively.

(6)
Average investment securities of $1.7 billion and $963 million for the six months ended June 30, 2020 and 2019, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Six months ended
(Shares in thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Weighted average common shares outstanding—basic	51,581	51,565	51,955	51,573	52,269
Effect of dilutive securities:
Stock options and employee stock purchase plan	114	217	235	140	254
Restricted stock units	100	162	146	135	192
Total effect of dilutive securities	214	379	381	275	446
Weighted average common shares outstanding—diluted	51,795	51,944	52,336	51,848	52,715
SVB Financial and Bank Capital Ratios(1)

	June 30, 2020	March 31, 2020	June 30, 2019
SVB Financial:
CET 1 risk-based capital ratio (2)	12.64%	12.35%	12.92%
Tier 1 risk-based capital ratio (2)	13.62	13.35	13.08
Total risk-based capital ratio (2)	14.78	14.45	13.97
Tier 1 leverage ratio (2)	8.68	9.00	8.82
Tangible common equity to tangible assets ratio (3)	7.93	8.70	8.43
Tangible common equity to risk-weighted assets ratio (3)	13.68	13.40	13.13
Silicon Valley Bank:
CET 1 risk-based capital ratio (2)	11.09%	10.90%	12.50%
Tier 1 risk-based capital ratio (2)	11.09	10.90	12.50
Total risk-based capital ratio (2)	12.28	12.04	13.44
Tier 1 leverage ratio (2)	6.91	7.21	8.17
Tangible common equity to tangible assets ratio (3)	6.89	7.63	7.91
Tangible common equity to risk-weighted assets ratio (3)	12.17	11.99	12.72

(1)	Regulatory capital ratios as of June 30, 2020 are preliminary.

(2)	Capital ratios include regulatory capital phase-in of the allowance for credit losses under the 2020 CECL Interim Final Rule ("IFR") for periods beginning March 31, 2020.

(3)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations
Further details on our new risk-based segment presentation of our loan concentrations due to the adoption of CECL are provided under the section "Credit Quality." Prior period amounts were reclassified for comparability.

(Dollars in thousands, except ratios and client data)	June 30, 2020	March 31, 2020	June 30, 2019
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Private equity/venture capital	$13,127,556	$14,232,662	$10,556,268
Investor dependent
Early stage	144,069	94,654	54,748
Mid stage	217,315	84,686	102,127
Later stage	588,468	713,477	425,136
Total investor dependent	949,852	892,817	582,011
Cash flow dependent
Sponsor led buyout	1,511,279	1,516,655	1,395,321
Other	1,933,916	2,115,216	1,408,867
Total cash flow dependent	3,445,195	3,631,871	2,804,188
Private Bank	163,914	163,475	166,133
Balance sheet dependent	749,743	777,260	474,128
Premium wine	242,509	288,674	231,169
Other	124,955	188,917	48,310
Total loans individually equal to or greater than $20 million	$18,803,724	$20,175,676	$14,862,207
Loans (individually or in the aggregate) to any single client, less than $20 million
Private equity/venture capital	$4,781,519	$4,636,213	$4,146,804
Investor dependent
Early stage	2,599,633	1,711,357	1,618,700
Mid stage	1,526,758	1,314,523	1,071,663
Later stage	1,396,271	1,318,013	1,188,636
Total investor dependent	5,522,662	4,343,893	3,878,999
Cash flow dependent
Sponsor led buyout	555,888	604,352	694,944
Other	1,250,515	641,079	690,033
Total cash flow dependent	1,806,403	1,245,431	1,384,977
Private Bank	3,652,599	3,505,820	3,140,594
Balance sheet dependent	991,624	1,073,681	777,905
Premium wine	825,192	768,253	759,139
Other	343,499	219,118	419,778
Total loans individually less than $20 million	$17,923,498	$15,792,409	$14,508,196
Total loans, amortized cost (1)	$36,727,222	$35,968,085	$29,370,403
Loans individually equal to or greater than $20 million as a percentage of total loans	51.2%	56.1%	50.6%
Total clients with loans individually equal to or greater than $20 million	425	455	362
Loans individually equal to or greater than $20 million on nonaccrual status	$21,672	$—	$—

(1)	Included in total loans at amortized cost is approximately $1.8 million PPP loans. The PPP loans consist of loans from all risk based segments.

Credit Quality

(Dollars in thousands, except ratios)	June 30, 2020	March 31, 2020	June 30, 2019
Nonaccrual, past due and restructured loans:
Nonaccrual loans	$94,326	$50,607	$96,641
Loans past due 90 days or more still accruing interest	76	4,918	111
Total nonperforming loans (1)	94,402	55,525	96,752
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$94,402	$55,525	$96,752
Nonperforming loans as a percentage of total loans	0.26%	0.15%	0.33%
Nonperforming assets as a percentage of total assets	0.11	0.07	0.15
Allowance for credit losses for loans	$589,828	$548,963	$301,888
As a percentage of total loans	1.61%	1.53%	1.03%
As a percentage of total nonperforming loans	624.80	988.68	312.02
Allowance for credit losses for nonaccrual loans	$54,383	$34,876	$53,067
As a percentage of total loans	0.15%	0.10%	0.18%
As a percentage of total nonperforming loans	57.61	62.81	54.85
Allowance for credit losses for total performing loans	$535,445	$514,087	$248,821
As a percentage of total loans	1.46%	1.43%	0.85%
As a percentage of total performing loans	1.46	1.43	0.85
Total loans (1)	$36,727,222	$35,968,085	$29,370,403
Total performing loans	36,632,820	35,912,560	29,273,651
Allowance for credit losses for unfunded credit commitments (2)	99,294	84,690	62,664
As a percentage of total unfunded credit commitments	0.35%	0.34%	0.30%
Total unfunded credit commitments (3)	$28,127,229	$24,668,310	$20,952,069

(1)
For the quarters ended June 30, 2020 and March 31, 2020, loan amounts are disclosed, and ratios are calculated, using the amortized cost basis as a result of the adoption of CECL. Prior period loan amounts are disclosed, and ratios calculated, using the gross basis in accordance with previous methodology.

(2)	The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”

(3)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds (1)

	Three months ended			Six months ended
(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Sweep money market funds	$47,561	$43,045	$40,017	$45,303	$39,911
Client investment assets under management (2)	51,801	50,746	40,825	51,223	40,036
Repurchase agreements	9,897	9,799	8,810	9,849	8,586
Total average client investment funds	$109,259	$103,590	$89,652	$106,375	$88,533

Period-end Off-Balance Sheet Client Investment Funds (1)

	Period-end balances at
(Dollars in millions)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Sweep money market funds	$49,388	$44,833	$43,226	$42,022	$40,008
Client investment assets under management (2)	56,023	51,020	46,904	44,886	41,614
Repurchase agreements	10,510	11,099	9,062	9,564	9,873
Total period-end client investment funds	$115,921	$106,952	$99,192	$96,472	$91,495

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP core fee income plus investment banking revenue and commissions, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

Additionally, from time to time, we may make reference to the non-GAAP financial metric of Core EPS in our earnings call and other investor presentations. Non-GAAP Core EPS consists of our net income available to common stockholders less gains or losses on investment securities, equity warrant assets and income and expenses related to SVB Leerink, net of tax, divided by our diluted weighted average common shares outstanding. Our management believes this measure to be a useful assessment of our performance as it relates to our core business because it excludes certain financial items where performance is typically subject to market or other conditions beyond our control. A reconciliation of Core EPS to the closest corresponding GAAP measure is not available with respect to future goals due to our inability to provide a quantitative reconciliation to such measure.
In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•
Non-GAAP core fee income plus investment banking revenue and commissions — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•
Non-GAAP core fee income — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our investment banking revenue and commissions, and includes client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets, investment banking revenue, commissions and other noninterest income items.

•
Non-GAAP core operating efficiency ratio — This ratio excludes income and expenses related to SVB Leerink and certain financial items where performance is typically subject to market or other conditions beyond our control. It is calculated by dividing noninterest expense after adjusting for noninterest expense attributable to SVB Leerink by total revenue after adjusting for net interest income attributable to SVB Leerink, net gains or losses on investment securities and equity warrant assets, investment banking revenue and commissions. Additionally, noninterest expense and total revenue are adjusted for income or losses and expenses attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis. This ratio is used by management to evaluate the operating efficiency of our core banking business.

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

	Three months ended					Six months ended
Non-GAAP core fee income plus investment banking revenue and commissions and non-GAAP core fee income (Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
GAAP noninterest income	$368,848	$301,934	$313,344	$294,009	$333,750	$670,782	$614,126
Less: gains on investment securities, net	34,868	46,055	28,095	29,849	47,698	80,923	76,726
Less: net gains on equity warrant assets	26,506	13,395	30,865	37,561	48,347	39,901	69,652
Less: other noninterest income	16,528	11,137	12,597	13,631	17,245	27,665	29,142
Non-GAAP core fee income plus investment banking revenue and commissions	$290,946	$231,347	$241,787	$212,968	$220,460	$522,293	$438,606
Less: investment banking revenue	141,503	46,867	58,172	38,516	48,694	188,370	98,489
Less: commissions	16,918	16,022	15,534	12,275	14,429	32,940	28,537
Non-GAAP core fee income	$132,525	$168,458	$168,081	$162,177	$157,337	$300,983	$311,580

	Three months ended					Six months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
GAAP net gains on investment securities	$34,868	$46,055	$28,095	$29,849	$47,698	$80,923	$76,726
Less: income (loss) attributable to noncontrolling interests, including carried interest allocation	14,328	(1,535)	11,827	14,640	18,598	12,793	22,034
Non-GAAP net gains on investment securities, net of noncontrolling interests	$20,540	$47,590	$16,268	$15,209	$29,100	$68,130	$54,692

	Three months ended					Six months ended
Non-GAAP core operating efficiency ratio (Dollars in thousands, except ratios)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
GAAP noninterest expense	$479,636	$399,585	$460,752	$391,324	$383,522	$879,221	$749,186
Less: expense attributable to noncontrolling interests	130	140	143	145	168	270	547
Non-GAAP noninterest expense, net of noncontrolling interests	479,506	399,445	460,609	391,179	383,354	878,951	748,639
Less: expense attributable to SVB Leerink	108,650	62,037	75,002	55,200	61,935	170,687	122,475
Non-GAAP noninterest expense, net of noncontrolling interests and SVB Leerink	$370,856	$337,408	$385,607	$335,979	$321,419	$708,264	$626,164

GAAP net interest income	$512,927	$524,137	$533,668	$520,644	$529,403	$1,037,064	$1,042,289
Adjustments for taxable equivalent basis	3,844	3,409	3,180	2,957	2,905	7,253	5,812
Non-GAAP taxable equivalent net interest income	516,771	527,546	536,848	523,601	532,308	1,044,317	1,048,101
Less: income attributable to noncontrolling interests	5	21	31	14	16	26	27
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	516,766	527,525	536,817	523,587	532,292	1,044,291	1,048,074
Less: net interest (expense) income attributable to SVB Leerink	(3)	201	291	277	242	198	684
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests and SVB Leerink	$516,769	$527,324	$536,526	$523,310	$532,050	$1,044,093	$1,047,390

GAAP noninterest income	$368,848	$301,934	$313,344	$294,009	$333,750	$670,782	$614,126
Less: income (loss) attributable to noncontrolling interests, including carried interest allocation	14,385	(1,854)	12,072	14,568	18,736	12,531	21,984
Non-GAAP noninterest income, net of noncontrolling interests	354,463	303,788	301,272	279,441	315,014	658,251	592,142
Less: Non-GAAP net gains on investment securities, net of noncontrolling interests	20,540	47,590	16,268	15,209	29,100	68,130	54,692
Less: net gains on equity warrant assets	26,506	13,395	30,865	37,561	48,347	39,901	69,652
Less: investment banking revenue	141,503	46,867	58,172	38,516	48,694	188,370	98,489
Less: commissions	16,918	16,022	15,534	12,275	14,429	32,940	28,537
Non-GAAP noninterest income, net of noncontrolling interests and net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$148,996	$179,914	$180,433	$175,880	$174,444	$328,910	$340,772

GAAP total revenue	$881,775	$826,071	$847,012	$814,653	$863,153	$1,707,846	$1,656,415
Non-GAAP taxable equivalent revenue, net of noncontrolling interests, SVB Leerink, net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$665,765	$707,238	$716,959	$699,190	$706,494	$1,373,003	$1,388,162

Operating efficiency ratio	54.39%	48.37%	54.40%	48.04%	44.43%	51.48%	45.23%
Non-GAAP core operating efficiency ratio	55.70	47.71	53.78	48.05	45.49	51.59	45.11

	Period-end balances at
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
GAAP non-marketable and other equity securities	$1,270,578	$1,200,595	$1,213,829	$1,150,094	$1,079,749
Less: amounts attributable to noncontrolling interests	146,945	144,279	148,806	142,182	148,270
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$1,123,633	$1,056,316	$1,065,023	$1,007,912	$931,479

	Period-end balances at
SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
GAAP SVBFG stockholders’ equity	$7,319,373	$7,034,749	$6,470,307	$5,890,680	$5,554,043
Less: preferred stock	340,138	340,138	340,138	—	—
Less: intangible assets	184,549	185,895	187,240	190,111	192,981
Tangible common equity	$6,794,686	$6,508,716	$5,942,929	$5,700,569	$5,361,062
GAAP total assets	$85,862,007	$75,009,640	$71,004,903	$68,231,233	$63,773,739
Less: intangible assets	184,549	185,895	187,240	190,111	192,981
Tangible assets	$85,677,458	$74,823,745	$70,817,663	$68,041,122	$63,580,758
Risk-weighted assets	$49,673,161	$48,578,473	$46,577,485	$43,712,495	$40,843,334
Tangible common equity to tangible assets	7.93%	8.70%	8.39%	8.38%	8.43%
Tangible common equity to risk-weighted assets	13.68	13.40	12.76	13.04	13.13

	Period-end balances at
Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Tangible common equity	$5,821,224	$5,617,402	$5,034,095	$4,918,767	$4,936,520
Tangible assets	$84,519,805	$73,630,526	$69,563,817	$66,824,088	$62,380,814
Risk-weighted assets	$47,829,265	$46,839,951	$44,502,150	$41,597,959	$38,821,244
Tangible common equity to tangible assets	6.89%	7.63%	7.24%	7.36%	7.91%
Tangible common equity to risk-weighted assets	12.17	11.99	11.31	11.82	12.72